MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES







                        CONSOLIDATED FINANCIAL STATEMENTS

                    AS OF JUNE 30, 1999 AND DECEMBER 31, 1998

                AND FOR THE PERIODS ENDED JUNE 30, 1999 AND 1998

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                      INDEX
                                      -----

                                                                  PAGE
                                                                  ----
Consolidated Balance Sheets -
    June 30, 1999 and December 31, 1998 (Unaudited)                 3

Consolidated Statements of Income -
    Three months and six months ended
    June 30, 1999 and 1998 (Unaudited)                              4

Consolidated Statement of Changes in Shareholder's Equity -
    Six months ended June 30, 1999 (Unaudited)                      5

Consolidated Statements of Cash Flows -
    Six months ended June 30, 1999 and 1998 (Unaudited)             6

Notes to Consolidated Financial Statements (Unaudited)              7

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (Dollars in thousands except per share amounts)

                                                                         JUNE 30, 1999        DECEMBER 31, 1998
                                                                      -----------------      -------------------
                ASSETS
Investments:
   Fixed-maturity securities held as available-for-sale
     at fair value (amortized cost $5,867,422 and $5,565,060)               $5,903,073             $5,884,053
   Short-term investments, at amortized cost
     (which approximates fair value)                                           198,244                423,188
   Other investments                                                             8,699                 17,850
                                                                         --------------          -------------
       TOTAL INVESTMENTS                                                     6,110,016              6,325,091
Cash and cash equivalents                                                       37,575                  6,546
Securities purchased under agreements to resell                                217,000                187,500
Accrued investment income                                                       91,264                 91,239
Deferred acquisition costs                                                     234,685                230,085
Prepaid reinsurance premiums                                                   389,864                352,699
Goodwill (less accumulated amortization of
   $54,468 and $52,031)                                                         88,512                 90,950
Property and equipment, at cost (less accumulated
   depreciation of $26,971 and $23,840)                                         83,396                 71,952
Receivable for investments sold                                                 16,636                 33,880
Other assets                                                                   160,427                 97,970
                                                                         --------------          -------------
       TOTAL ASSETS                                                         $7,429,375             $7,487,912
                                                                         ==============          =============
              LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
   Deferred premium revenue                                                 $2,273,196             $2,251,211
   Loss and loss adjustment expense reserves                                   428,745                270,114
   Securities sold under agreements to repurchase                              217,000                187,500
   Deferred income taxes                                                       147,735                303,407
   Deferred fee revenue                                                         32,148                 33,785
   Payable for investments purchased                                            42,944                 29,523
   Other liabilities                                                            92,234                135,027
                                                                         --------------          -------------
       TOTAL LIABILITIES                                                     3,234,002              3,210,567
                                                                         --------------          -------------
Shareholder's Equity:
   Common stock, par value $150 per share; authorized,
     issued and outstanding - 100,000 shares                                    15,000                 15,000
   Additional paid-in capital                                                1,504,162              1,491,033
   Retained earnings                                                         2,666,214              2,566,222
   Accumulated other comprehensive income, net
     of deferred income tax provision
     of $12,354 and $112,283                                                     9,997                205,090
                                                                         --------------          -------------
       TOTAL SHAREHOLDER'S EQUITY                                            4,195,373              4,277,345
                                                                         --------------          -------------
       TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                           $7,429,375             $7,487,912
                                                                         ==============          =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                       (3)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (Dollars in thousands)

                                                        Three Months Ended              Six Months Ended
                                                             June 30                         June 30
                                               ------------------------------     --------------------------
                                                    1999               1998           1999           1998
                                               ----------------   -----------     ------------   -----------
Revenues:
     Gross premiums written                           $146,817       $267,005        $301,727       $368,646
     Ceded premiums                                    (35,356)       (27,043)        (95,352)       (34,829)
                                               ----------------   ------------    ------------   ------------
        Net premiums written                           111,461        239,962         206,375        333,817
    (Increase)decrease in
            deferred premium revenue                    (4,244)      (135,349)         12,953       (144,305)
                                               ----------------   ------------    ------------   ------------
        Premiums earned (net of ceded
            premiums of $27,738, $19,282
            $58,187, and $27,068)                      107,217        104,613         219,328        189,512
     Net investment income                              88,530         80,626         176,537        157,593
     Net realized gains                                 10,005          7,804          17,764         13,892
     Advisory fees                                       4,050          9,803           9,015         11,273
     Other                                                   6            (62)              6            (20)
                                               ----------------   ------------    ------------   ------------
        Total revenues                                 209,808        202,784         422,650        372,250
                                               ----------------   ------------    ------------   ------------
Expenses:
     Losses and loss adjustment                         10,239         10,344         172,169         14,563
     Policy acquisition costs, net                       9,231          9,014          18,424         17,010
     Operating                                          18,787         14,289          36,885         28,545
                                               ----------------   ------------    ------------   ------------
        Total expenses                                  38,257         33,647         227,478         60,118
                                               ----------------   ------------    ------------   ------------
Income before income taxes                             171,551        169,137         195,172        312,132

Provision for income taxes                              33,968         33,772          35,180         64,959
                                               ----------------   ------------    ------------   ------------

Net income                                            $137,583       $135,365        $159,992       $247,173
                                               ================   ============    ============   ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                       (4)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                     For the six months ended June 30, 1999

                 (Dollars in thousands except per share amounts)

                                                                                              Accumulated
                                               Common Stock       Additional                     Other             Total
                                           -------------------     Paid-in       Retained    Comprehensive     Shareholder's
                                             Share     Amount      Capital       Earnings      Adjustment          Equity
                                           ---------  --------    ----------    ----------   --------------   --------------
Balance, January 1, 1999                    100,000   $15,000     $1,491,033    $2,566,222       $205,090        $4,277,345

Comprehensive income:
    Net income                                  ---       ---          ---         159,992             ---          159,992
    Other comprehensive income:
       Change in unrealized
         appreciation of investments
         net of change in deferred
         income taxes of $99,929                ---       ---          ---             ---       (186,222)         (186,222)
       Change in foreign
         currency translation                   ---       ---          ---             ---         (8,871)           (8,871)
                                                                                                              -------------
           Other comprehensive income                                                                              (195,093)
                                                                                                              -------------
Comprehensive income                                                                                                (35,101)
Divedends declared
  (per common share $600)                       ---       ---          ---         (60,000)           ---           (60,000)
Tax reduction related to tax
    sharing agreement
    with MBIA Inc.                              ---       ---         13,129           ---            ---            13,129
                                           --------   -------     ----------    ----------    -----------     -------------
Balance, June 30, 1999                      100,000   $15,000     $1,504,162    $2,666,214         $9,997        $4,195,373
                                           ========   =======     ==========    ==========    ===========     =============

Disclosure of reclassification amount:
    Unrealized depreciation of
       investments arising
       during the period, net of taxes     $(170,788)
    Reclassification of adjustment,
       net of taxes                          (15,434)
                                           ---------
    Net unrealized depreciation,
       net of taxes                        $(186,222)
                                           =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                      Six months ended
                                                                          June 30
                                                                   ------------------------
                                                                     1999            1998
                                                                   ---------      ---------
Cash flows from operating activities:
     Net income                                                     $159,992       $247,173
     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Increase in accrued investment income                            (25)        (6,826)
        Increase in deferred acquisition costs                        (4,600)       (72,780)
        Increase in prepaid reinsurance premiums                     (37,165)       (44,811)
        Increase in deferred premium revenue                          24,212        189,116
        Increase in loss and loss adjustment expense reserves        158,631         36,668
        Depreciation                                                   3,229          2,600
        Amortization of goodwill                                       2,438          2,440
        Amortization of bond discount, net                            (7,281)        (6,734)
        Net realized gains on sale of investments                    (17,764)       (13,892)
        Deferred income taxes                                        (55,632)        12,398
        Other, net                                                  (104,944)        48,049
                                                                 -----------    -----------
        Total adjustments to net income                              (38,901)       146,228
                                                                 -----------    -----------
        Net cash provided by operating activities                    121,091        393,401
                                                                 -----------    -----------
Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
        of payable for investments purchased                      (1,109,536)    (1,467,070)
     Sale of fixed-maturity securities, net of
        receivable for investments sold                              754,752        521,860
     Redemption of fixed-maturity securities,
        net of receivable for investments redeemed                   161,559        415,194
     (Purchase) sale of short-term investments, net                  169,288        (30,585)
     Sale of other investments, net                                    8,553             68
     Capital expenditures, net of disposals                          (14,678)        (6,157)
                                                                 -----------    -----------
        Net cash used by investing activities                        (30,062)      (566,690)
                                                                 -----------    -----------
Cash flow from financing activities:
     Dividends paid                                                  (60,000)           ---
     Capital contribution from MBIA Inc.                                 ---        190,764
                                                                 -----------    -----------
        Net cash (used) provided by financing activities             (60,000)       190,764
                                                                 -----------    -----------
Net increase in cash and cash equivalents                             31,029         17,475
                                                                 -----------    -----------
Cash and cash equivalents - beginning of period                        6,546          3,983
                                                                 -----------    -----------
Cash and cash equivalents - end of period                           $ 37,575       $ 21,458
                                                                 ===========    ===========
Supplemental cash flow disclosures:
     Income taxes paid                                              $ 87,978       $ 61,474

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION
--------------------------
The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 1998. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. The December 31, 1998 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2.   Dividends Declared
-----------------------
Dividends declared and paid by the company during the six months ended June 30, 1999 were $60.0 million.


3.  Unallocated Loss Reserve Methodology Update
-----------------------------------------------
The company completed an update of its unallocated loss reserving methodology. The update included an analysis of loss-reserve factors based on the latest available industry data. The company included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of the company's book of business. The study resulted in an increase in the company's quarterly loss provision and a one-time charge in the first quarter of 1999 of $153 million to incorporate the new factors on the existing insured portfolio.


                                      (7)